Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-897896) of DENTSPLY International Inc. of our report dated June 26, 2007, relating to the financial statements of the DENTSPLY International Inc. 401(k) Savings Plan, which appears in this Form 11-K for the year ended December 31, 2006.

Beard Miller Company LLP

York, Pennsylvania

June 26, 2007